Exhibit 99.1

Contact:	Mike McAndrew Chief Financial Officer Black Box Corporation (724) 873-6788 email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS THIRD QUARTER
AND YTD FISCAL 2005 RESULTS

-Declares 6¢ Quarterly Cash Dividend-

PITTSBURGH, PENNSYLVANIA, February 1, 2005 — Black Box Corporation (NASDAQ:BBOX) today reported for the third quarter ended January 1, 2005 diluted earnings per share of 52¢ compared to 66¢ last year. Net income for the third quarter was $9.2 million or 7.3% of revenues, compared to $12.2 million or 9.2% of revenues last year. On a sequential comparison basis, second quarter diluted earnings per share were 60¢ with corresponding net income of $10.6 million or 8.4% of revenues.

Total revenues for the third quarter were $127 million, down 5% from $133 million for the same period last year, and comparable to sequential second quarter revenues of $127 million.

Third quarter cash provided by operating activities was approximately $14 million or 148% of net income, compared to $16 million or 128% of net income for the same period last year. On a sequential comparison basis, second quarter cash provided by operating activities was $11 million. Black Box utilized its third quarter cash provided by operating activities of $14 million to make a dividend payment of $1 million, reduce debt by $12 million and increase cash on hand by $1 million.

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For the nine months ended January 1, 2005, diluted earnings per share were $1.66 compared to $1.90 for the same period last year, down 13%. Corresponding net income for the nine-month period was $30 million or 7.9% of revenues, compared to $36 million or 9.1% of revenues for the same period last year.

Total nine-month revenues were $378 million, down 3% from $391 million for the same period last year.

Cash provided by operating activities for the nine-month period was $34 million or 115% of net income, compared to $47 million or 130% of net income last year. Black Box utilized the nine-month cash provided by operating activities of $34 million, together with $7 million from other sources of cash, to make dividend payments of $3 million and repurchase $38 million of its Common Stock.

The Company’s 6-month order backlog was $54 million at January 1, 2005 compared to $55 million at the end of the second quarter.

Commenting on the third quarter results, Fred C. Young, Chief Executive Officer, said, “Tactically, total revenues of $127 million were comparable with our last sequential quarter. We would have liked to have delivered $2 to $3 million more top-line, particularly in our Hotline Services, to better match the current cost structure. This is affecting our short-term profits as we are striving to achieve a revenue lift in this specific area and support the recent Norstan merger over the next couple of quarters. In addition, our worldwide Sarbanes-Oxley 404 implementation costs in the quarter were $1.3 million or about 6 cents per share. The bulk of these costs should subside by the end of June 2005. Operating cash flow remained strong at approximately $14 million.

Strategically, we are very excited about the Norstan merger completed on January 25, 2005. This merger will increase our immediate revenues by almost 40%. Our goal over the next couple of years is to leverage this revenue such that we achieve a corresponding increase in profits and cash flow. Scott G. Christian, previously the CEO of Norstan, and his team will lead Black Box’s

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newest Voice Services Group based out of Minnetonka, MN (a suburb of Minneapolis). We are currently focused on integrating the two companies as quickly as possible. As part of this effort, we will incur some one-time charges in our fiscal fourth quarter ending March 31, 2005.

Through the success of this integration, our expectations remain high for significant incremental marketing, operational and financial benefits. Beginning with our new fiscal year as of April 1, 2005, we expect quarterly combined revenues to be in a range of $174 to $177 million, gross profit to be in the range of 39% to 40% of revenues and operating expenses to be in the range of 28% to 29% of revenues. Over time, we will look to increase our overall gross margins by 1% to 2% while reducing operating expenses by 1% to 2%.

In summary, our goals are straightforward: successfully execute the Norstan integration plan, drive organic growth by aggressively cross-selling all three of the Black Box Technical Services and selectively look for additional M&A opportunities that complement our overall long-term growth strategy.”

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of 6¢ per share of common stock. The dividend was declared on all outstanding shares of Black Box’s common stock and will be payable on April 15, 2005 to stockholders of record at the close of business on March 31, 2005. Black Box will pay the dividend through its transfer agent, American Stock Transfer & Trust Company.

The Company will conduct a conference call beginning at 5:30 p.m. Eastern Standard Time today, February 1, 2005. Fred C. Young, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-0802 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 764491.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These include levels of business activity and operating expenses,

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expenses relating to corporate compliance requirements, cash flows, global economic conditions and successful integration of the Norstan business. Additional risk factors are included in the Company’s Annual Report on Form 10-K. Any information which is not historical in nature constitutes such forward-looking statements and speaks only as of the date of this release.

Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 152,000 clients in 141 countries with 122 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.

Black Box and the double diamond logo are registered trademarks of BB Technologies, Inc.

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BLACK BOX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Nine months ended
In thousands, except per share	January 1,	December 28,	January 1,	December 28,
Unaudited	2005	2003	2005	2003

Revenues	$126,896	$133,067	$377,846	$390,682

Cost of sales	75,878	78,426	222,633	228,719

Gross profit	51,018	54,641	155,213	161,963

Selling, general & administrative exp	36,762	34,953	107,886	104,474

Intangibles amortization	59	64	187	198

Operating income	14,197	19,624	47,140	57,291

Interest expense, net	519	498	1,436	1,358

Other expenses, net of income	46	75	93	91

Income before income taxes	13,632	19,051	45,611	55,842

Provision for income taxes	4,383	6,858	15,736	20,102

Net income	$9,249	$12,193	$29,875	$35,740

Basic earnings per common share	$0.54	$0.68	$1.71	$1.96

Diluted earnings per common share	$0.52	$0.66	$1.66	$1.90

Weighted average common shares	17,293	17,954	17,499	18,258

Weighted average common & common equivalent shares outstanding	17,694	18,571	17,949	18,792

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BLACK BOX CORPORATION
CONSOLIDATED BALANCE SHEETS

In thousands	January 1,	March 31,
Unaudited	2005	2004

Assets
Cash and cash equivalents	$10,947	$9,306
Accounts receivable, net	98,578	97,203
Inventories, net	43,229	40,162
Costs and estimated earnings in excess of billings on uncompleted contracts	18,369	13,763
Deferred tax asset	2,554	4,131
Other current assets	10,663	9,610

Total current assets	184,340	174,175

Property, plant and equipment, net	26,951	29,269
Goodwill, net	387,036	380,769
Intangibles, net	29,508	29,546
Other assets	3,317	2,530

Total assets	$631,152	$616,289

Liabilities
Current debt	$216	$1,061
Accounts payable	30,805	30,709
Billings in excess of costs and estimated earnings on uncompleted contracts	5,737	5,665
Accrued compensation and benefits	6,956	6,836
Other accrued expenses	16,636	16,778
Accrued income taxes	3,634	3,695

Total current liabilities	63,984	64,744

Long-term debt	40,451	35,177
Deferred taxes	11,248	11,050
Other liabilities	77	414

Stockholders’ Equity
Common stock	24	23
Additional paid-in capital	335,598	324,219
Retained earnings	429,606	402,675
Treasury stock, at cost	(277,470)	(239,885)
Accumulated other comprehensive gain	27,634	17,872

Total stockholders’ equity	515,392	504,904

Total liabilities and stockholders’ equity	$631,152	$616,289

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BLACK BOX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
In thousands	January 1,	December 28,	January 1,	December 28,
Unaudited	2005	2003	2005	2003

Operating Activities
Net income	$9,249	$12,193	$29,875	$35,740
Adjustments to reconcile net income to cash provided by operating activities:
Intangibles amortization	59	64	187	198
Depreciation	1,658	1,606	4,370	4,824
Gain on disposal of assets	—	—	—	(301)
Deferred tax provision	1,237	3,526	1,775	2,274
Stock compensation expense	—	—	680	—
Changes in operating assets and liabilities:
Account receivable, net	(6,951)	(2,073)	1,153	3,929
Inventories, net	(314)	(625)	(2,412)	(960)
Other current assets	4,413	1,055	888	7,080
Accounts payable and accrued liabilities	4,336	(146)	(2,111)	(6,192)

Net cash provided by operating activities	$13,687	$15,600	$34,405	$46,592

Investing Activities
Capital expenditures, net	(908)	$(435)	$(1,849)	$28
Payments related to acquisitions, net of cash acquired	(151)	(252)	(498)	(1,261)

Net cash used in investing activities	$(1,059)	$(687)	$(2,347)	$(1,233)

Financing Activities
(Repayments)/proceeds on borrowings, net	$(11,940)	$(953)	$4,036	$(2,959)
Proceeds from exercise of options	1,625	3,229	7,310	6,014
Payment of dividends	(1,035)	(913)	(2,809)	(2,737)
Deferred financing costs	—	—	(235)	—
Purchase of treasury stock	(11)	(15,675)	(37,585)	(52,354)

Net cash used in financing activities	$(11,361)	$(14,312)	$(29,283)	$(52,036)

Foreign currency exchange impact on cash	$(33)	$901	$(1,134)	$2,558

Net Increase/(decrease) in cash & cash equivalents	$1,234	$1,502	$1,641	$(4,119)
Cash & cash equivalents at beginning of period	9,713	8,422	9,306	14,043

Cash & cash equivalents at end of period	$10,947	$9,924	$10,947	$9,924

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RECONCILIATIONS:

In addition to reported results under U.S. GAAP for the fiscal periods, the following financial highlights table also includes, where appropriate, a reconciliation of free cash flow (which is a non-GAAP measure), to the most directly comparable GAAP measure. All dollar amounts are in thousands.

A reconciliation of cash provided by operating activities to free cash flow is presented below:

	3Q05	3Q04	3Q05YTD	3Q04YTD

Cash provided by operating activities	$13,687	$15,600	$34,405	$46,592
Plus or (minus):
Net capital expenditures/disposals	(908)	(435)	(1,849)	28
Proceeds from stock option exercises	1,625	3,229	7,310	6,014
Foreign currency exchange impact on cash	(33)	901	(1,134)	2,558

Free cash flow	$14,371	$19,295	$38,732	$55,192

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SUPPLEMENTAL INFORMATION:

Additionally, the following supplemental information is being provided for comparisons of third quarter ended January 1, 2005 reported results to this year’s second quarter and prior year’s third quarter. All dollar amounts are in thousands unless noted otherwise.

Information on revenues and operating income by geography is presented below.

	3Q05	2Q05	3Q04	3Q05YTD	3Q04YTD

Revenues:
North America	$78,642	$84,792	$84,665	$242,966	$259,555
Europe	38,947	32,830	38,309	107,337	103,944
All Other	9,307	8,973	10,093	27,543	27,183

Total	$126,896	$126,595	$133,067	$377,846	$390,682

Operating Income:
North America	$8,345	$10,835	$10,900	$27,090	$34,595
% of North America revenues	10.6%	12.8%	12.9%	11.1%	13.3%
Europe	$4,016	$3,697	$6,325	$13,365	$16,278
% of Europe revenues	10.3%	11.3%	16.5%	12.5%	15.7%
All Other	$1,836	$2,487	$2,399	$6,685	$6,418
% of All Other revenues	19.7%	27.7%	23.8%	24.3%	23.6%

Total	$14,197	$17,019	$19,624	$47,140	$57,291
% of total revenues	11.2%	13.4%	14.7%	12.5%	14.7%

Information on revenues and gross profit for hotline services, data services and voice services is presented below:

	3Q05	2Q05	3Q04	3Q05YTD	3Q04YTD

Revenues:
Hotline Services	$57,267	$56,972	$61,538	$172,091	$176,508
Data Services	53,410	50,537	54,305	152,136	161,448
Voice Services	16,219	19,086	17,224	53,619	52,726

Total	$126,896	$126,595	$133,067	$377,846	$390,682

Gross Profit:
Hotline Services	$29,400	$30,217	$32,241	$90,595	$92,212
% of Hotline Services revenues	51.3%	53.0%	52.4%	52.6%	52.2%
Data Services	$16,149	$15,366	$16,267	$46,011	$51,404
% of Data Services revenues	30.2%	30.4%	30.0%	30.2%	31.8%
Voice Services	$5,469	$6,732	$6,133	$18,607	$18,347
% of Voice Services revenues	33.7%	35.3%	35.6%	34.7%	34.8%

Total	$51,018	$52,315	$54,641	$155,213	$161,963
% of total revenues	40.2%	41.3%	41.1%	41.1%	41.5%

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Information on various balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	3Q05		2Q05		3Q04

Accounts Receivable:
Gross Accounts Receivable $	$108.8		$98.0		$112.3
Reserve $ / %	$10.2 /	9.4%	$9.2 /	9.4%	$11.7 /	10.4%

Net Accounts Receivable $	$98.6		$88.8		$100.6

Net Days Sales Outstanding	64 days		57 days		64 days

Inventory:
Gross Inventory $	$48.2		$47.2		$46.6
Reserve $ / %	$5.0 /	10.4%	$5.0 /	10.6%	$4.4 /	9.4%

Net Inventory $	$43.2		$42.2		$42.2

Net Inventory Turns	7.9	x	8.2	x	8.0	x

Six-Month Order Backlog	$54		$55		$54

Team Members	2,538		2,624		2,928

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